                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 22)


                           Northern Trust Corporation
                           -------------------------
                               (Name of Issuer)


                          Common Stock, $1.66 2/3 Par
                          ----------------------------
                        (Title of Class of Securities)


                                   665859104
                                --------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person; (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

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--------------------                                       -----------------
CUSIP No.  665859104                   13G                 Page 2 of 7 Pages
--------------------                                       -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Northern Trust Corporation                      36-2723087
      The Northern Trust company                      36-1561860
      Northern Trust Bank of Arizona, NA              59-0258165
      Northern Trust Bank of California, NA           94-2938925
      Northern Trust Bank of Florida, NA              36-2798553
      Northern Trust Bank of Texas, NA                75-1999849
      Northern Trust Quantitative Advisors, Inc       36-3608252
      Northern Trust Bank of Colorado, NA             84-1348368
      Northern Trust Bank, FSB                        38-3424562
      The Northern Trust Company of Connecticut       06-6275604
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,789,187

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          19,015,649
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,655,954

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          18,277,956
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      26,175,851
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.78

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      Northern Trust Corporation HC

------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_].


1.   (a)  (Name of Issuer)
           --------------
          Northern Trust Corporation

     (b)  (Address of Issuer's Principal Executive Offices)
           -----------------------------------------------
          50 South LaSalle St., Chicago, Ill. 60675

2.   (a)  (Name of Person Filing)
           ---------------------
          Northern Trust Corporation

     (b)  (Address of Person Filing)
           ------------------------
          50 South LaSalle Street, Chicago, Illinois 60675

     (c)  (Citizenship)
           -----------
          U.S. (Delaware Corporation)

     (d)  (Title of Class of Securities)
           ----------------------------
          Common Stock, $1.66 2/3 Par

     (e)  (CUSIP Number)
           ------------
          665859104

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240,13d-1(b)(1)(ii)(G).

4.   (a)  (Amount Beneficially Owned:)
           -------------------------
          26,175,851

     (b)  (Percent of class:)
           ----------------
          11.78

     (c)  Number of shares as to which such person has:

          (i)    (Sole Power to Vote or to Direct the Vote:)
                  ----------------------------------------
                 4,789,187

          (ii)   (Shared Power to Vote or to Direct the Vote:)
                  ------------------------------------------
                 19,015,649

          (iii)  (Sole Power to Dispose or Direct Disposition:)
                  -------------------------------------------
                 3,655,954

          (iv)   (Shared Power to Dispose or Direct Disposition:)
                  ---------------------------------------------
                 18,277,956

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:

7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a)(6) of the Act:

     The Northern Trust Company              Northern Trust Bank of Arizona N.A
     50 South La Salle Street                2398 East Camelback Road
     Chicago, Il 60675                       Phoenix, AZ 85016

     Northern Trust Bank of California N.A.  Northern Trust Bank of Florida N.A.
     355 South Grand Avenue, Suite 2600      700 Brickell Avenue
     Los Angeles, Ca 90071                   Miami, Fl 33131

     Northern Trust Bank of Texas N.A.       Northern Trust Quantitative
     2020 Ross Avenue                        Advisors, Inc.
     Dallas, TX 75201                        50 South LaSalle Street
                                             Chicago, IL 60675

     Northern Trust Bank of Colorado        Northern Trust Bank, FSB
     1200 17th Street, 24th Floor           1701 North Woodward Avenue,
     Denver, CO 80202                       Suite 110,
                                            Bloomfield Hills, MI 48304

     The Northern Trust Company of
     Connecticut
     300 Atlantic Street, Suite 400
     Stamford, CT 06901

8.   Identification and Classification of Members of the Group.

                                             Not Applicable

9.   Notice of Dissolution of Group:

                                             Not Applicable

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             NORTHERN TRUST CORPORATION


                                             ___________________________________
                                             By: Perry R. Pero

DATED: 02-07-2000                            As its: Vice Chairman

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop 1-4

                           RE: Northern Trust Corporation
                               --------------------------

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G Amendment to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION

                                             ___________________________________
                                             By: Perry R. Pero

DATED: 02-07-2000                            As its: Vice Chairman

THE NORTHERN TRUST COMPANY

___________________________________
By: Perry R. Pero
As its: Vice Chairman

NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA

___________________________________
By: Barry G. Hastings
As its Authorized Representative


NORTHERN TRUST QUANTITATIVE ADVISORS, INC.


___________________________________
By: John Goodwin
As its Managing Director


NORTHERN TRUST BANK OF COLORADO, NA


___________________________________
By: Scott Wylie
As its Chairman and CEO

NORTHERN TRUST BANK, FSB

___________________________________
By: James I. Kaplan, Esq.
As its Authorized Representative

THE NORTHERN TRUST COMPANY OF CONNECTICUT

___________________________________
By: Edgar W. Barksdale, Jr.
As its Chairman of the Board